Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal

Third Quarter, Nine Months 2023 Financial Results

Stroudsburg, PA. – July 26, 2023 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $2.2 billion asset financial institution providing full service commercial and retail banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the fiscal third quarter and nine months ended June 30, 2023.

Net income was $4.4 million, or $0.45 per diluted share, for the three months ended June 30, 2023, compared with $5.0 million, or $0.51 per diluted share, for the three months ended June 30, 2022. Net income was $13.9 million, or $1.44 per diluted share, for the nine months ended June 30, 2023, compared with $14.2 million, or $1.46 per diluted share, for the nine months ended June 30, 2022. Highlights include:

•	Total interest income increased 35% and net interest income rose 8% for the nine months of fiscal 2023 from the nine months of 2022.

•	Total net loans grew 12% during the nine months of fiscal 2023 and 17% year-over-year.

•	Significant growth in commercial real estate loans, commercial construction, and residential real estate loans, drove the increase in total loans.

•	Total deposits increased 10.5% during the nine months of fiscal 2023.

•

Core deposits (demand, savings and money market accounts) comprised 72% of total deposits at June 30, 2023, and uninsured deposits were 30.4% of total deposits. Uninsured deposits at June 30, 2023, included fully collateralized municipal deposits of $156.5 million.

•	The Company reported a strong capital position and significant liquidity.

•	Shareholder value measures increased at June 30, 2023, from September 30, 2022, including retained earnings, total stockholders’ equity, and tangible book value.

Gary S. Olson, President and CEO, commented: “The Company’s financial performance in fiscal 2023 has exceeded expectations. Although net income in the third quarter and nine months was down slightly from the previous year, we feel our performance reflects exceptional resilience and productivity in light of inflationary concerns and rapidly rising interest rates.

“We have experienced steady activity in commercial real estate and commercial construction lending and continue to maintain our pipeline. Higher interest rates have allowed us to portfolio more residential mortgage production resulting in loan growth of 11% since the start of the fiscal year, and up 16% from a year ago. We have accomplished this despite thin housing inventories and higher interest rates.

“Our ability to quickly respond to rising interest rates generated 35% year-over-year growth of total interest income. We believe our value proposition, which includes integrated banking capabilities, digital technology, and the exceptional service we provide to commercial and retail clients, have been key to retaining customers and earning new business.

“Generating strong interest income and managing returns on interest-earning assets has kept us ahead of increased interest expense. Although under pressure, net interest margin and interest spread are sound. We have maintained a diverse range of depositors and a low percentage of uninsured deposits to total deposits, reflecting an emphasis on deposit risk management.

“A commitment to continually improving operational productivity and efficiency reflects a focus on maximizing the value of the company. Strong asset quality, supported by diligent credit management and regular stress testing of our loan portfolios, enables the Company to stay ahead of issues that could potentially impact financial performance.

“Approaching the close of fiscal 2023, we are focused on a strong finish, managing expenses, proactively responding to market and interest rate shifts, and consistently building value for shareholders.”

FISCAL THIRD QUARTER AND NINE MONTHS OF 2023 HIGHLIGHTS

•

For the three months ended June 30, 2023, the Company’s return on average assets and return on average equity were 0.88% and 7.97%, compared with 1.08% and 9.40%, respectively, for the comparable period of fiscal 2022. For the nine months ended June 30, 2023, the Company’s return on average assets and return on average equity were 0.96% and 8.52%, compared with 1.02% and 9.04%, respectively, for the comparable periods of fiscal 2022.

•

Net interest income after provision for loan losses increased 0.9% to $15.1 million for the three months ended June 30, 2023, from $15.0 million for the three months ended June 30, 2022. Net interest income after provision for loans losses increased 6.8% to $45.6 million for the nine months ended June 30, 2023, from $42.7 million for the nine months ended June 30, 2022.

•

Asset repricing and loan growth in a rising rate environment, offset by an increased cost of funds, contributed to a net interest margin of 3.22% for the third quarter of 2023 compared with 3.40% for the comparable period of fiscal 2022. The net interest margin increased to 3.34% for the first nine months of fiscal 2023 compared with 3.22% for the first nine months of 2022.

•

Lending activity was highlighted by 17.8% growth in commercial real estate loans to $764.8 million at June 30, 2023, from $649.3 million at June 30, 2022. During the same period, the residential mortgage portfolio increased 16.1% to $693.7 million from $597.6 million.

•

Total net loans at June 30, 2023, were $1.61 billion, up 16.7% from $1.38 billion a year earlier, reflecting strong originations in commercial real estate, construction, residential mortgage and home equity loans together with slowing prepayment speeds due to higher interest rates.

•

Asset quality remained strong, with a ratio of nonperforming assets to total assets of 0.67% at June 30, 2023, compared to 0.81% at September 30, 2022. The allowance for loan losses to total loans was 1.12% at June 30, 2023, compared to 1.31% at September 30, 2022, respectively.

•

Total deposits were $1.53 billion at June 30, 2023, with lower-cost core deposits comprising 72.0% of total deposits, compared to $1.38 billion at September 30, 2022, with core deposits comprising 90.3% of total deposits.

•	The Bank continued to demonstrate financial strength, with a Tier 1 capital ratio of 10.34% at June 30, 2023, more than twice the regulatory standard for a well-capitalized institution.

•

Total stockholders’ equity increased to $218.7 million at June 30, 2023, compared with $212.3 million at September 30, 2022, and $213.3 million at June 30, 2022. Tangible book value per share at June 30, 2023, rose to $19.68 from $19.12 at September 30, 2022, and $19.02 at June 30, 2022.

•

Unrealized losses due to rising interest rates in the Company’s available for sale investment securities portfolio were offset, in large part, by unrealized gains in the Company’s derivative balance sheet hedges.

Fiscal Third Quarter and Nine Months 2023 Income Statement Review

Total interest income was $21.8 million for the third quarter of fiscal 2023 compared with $15.5 million a year earlier, reflecting asset growth and an increase in the total yield on average interest earning assets to 4.60% from 3.52%. Average interest earning assets increased by $133.4 million.

Total interest income was $60.4 million for the nine months of fiscal 2023 compared with $44.8 million a year earlier, reflecting asset growth and an increase in the total yield on average interest earning assets to 4.38% from 3.38%. Average interest earning assets increased by $68.8 million.

Interest expense was $6.5 million for the third quarter of 2023, compared with $541,000 for the same period in 2022, reflecting growth in interest-bearing liabilities and increased interest rates on deposits and short-term borrowings. The Company’s cost of interest-bearing liabilities was 1.75% in the fiscal 2023 third quarter compared with 0.16% for the same quarter in fiscal 2022.

Interest expense was $14.4 million for the nine months of 2023, compared with $2.1 million for the same period in 2022. The Company’s cost of interest-bearing liabilities was 1.34% in the nine months of fiscal 2023 compared with 0.21% for the same period in fiscal 2022. Average interest-bearing liabilities increased $161.4 million and $81.5 million during the third quarter and nine months of fiscal 2023, respectively, compared to the same periods in fiscal 2022.

Net interest income after provision for loan losses in the third quarter of 2023 was $15.1 million, compared with $15.0 million for the third quarter of 2022. There was a $150,000 loan loss provision in the 2023 fiscal period, primarily reflecting loan growth, compared to no provision in the third quarter of 2022. Net interest income after provision for loan losses for the nine months of 2023 was $45.6 million, up from $42.7 million for the nine months of 2022. There was a $450,000 loan loss provision in the 2023 fiscal period compared to no provision for the nine months of 2022, primarily reflecting loan growth.

The net interest margin for the third quarter of 2023 was 3.22% compared with 3.40% for the comparable period of fiscal 2022. The net interest margin for the nine months of 2023 was 3.34% compared with 3.22% for the comparable period of fiscal 2022.

Noninterest income was $1.9 million for the third quarter of 2023, compared with $2.1 million a year earlier. Noninterest income was $5.9 million for the nine months of 2023 compared with $6.4 million for the nine months of 2022. The first nine months of 2023 reflected lower income from gain on sale of originated residential mortgage loans as the Company retained most of its mortgage production. For the three and nine month comparisons, service charges and fee income from loans was also lower in the 2023 periods compared to the comparable periods in 2022.

Noninterest expense for the third quarter of 2023 was $11.5 million compared to $10.8 million for the comparable quarter in 2022. The increase was due primarily to increases in compensation and employee benefits, professional fees, and FDIC insurance premiums. Noninterest expense for the first nine months of 2023 was $34.2 million compared to $31.5 million for the comparable quarter in 2022. The increase was due primarily to increases in compensation and employee benefits and professional fees.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets were $2.2 billion at June 30, 2023, compared with $1.9 billion at September 30, 2022, respectively. The increase of $322.5 million, or 17.3%, primarily reflects the growth in total net loans outstanding, investments securities available for sale, and total cash and cash equivalents.

Total net loans were $1.61 billion at June 30, 2023, up from $1.44 billion at September 30, 2022. Residential real estate loans were $693.7 million at June 30, 2023, compared with $623.4 million at September 30, 2022, as the Company retained originated mortgages in light of higher yields. Indirect auto loans declined by $2.7 million during the nine months ended June 30, 2023, reflecting expected runoff of the portfolio.

Commercial real estate loans increased to $764.8 million at June 30, 2023, compared with $678.8 million at September 30, 2022. Commercial loans (primarily commercial and industrial) were $47.2 million compared with $38.2 million at September 30, 2022. Loans to states and political subdivisions were $47.9 million at June 30, 2023, compared to $40.4 million at September 30, 2022.

Nonperforming assets were $14.7 million, or 0.67% of total assets at June 30, 2023, compared to $15.1 million or 0.81% at September 30, 2022. The allowance for loan losses to total loans was 1.12% at June 30, 2023, compared to 1.31% at September 30, 2022. Foreclosed real estate increased to $3.5 million. The Company foreclosed on one commercial real estate loan during the quarter and is actively marketing the property. This property was formerly part of nonperforming loans at December 31, 2022, and September 30, 2022.

Total deposits were $1.53 billion at June 30, 2023, compared with $1.38 billion at September 30, 2022. Core deposits were $1.10 billion, or 72.1% of total deposits, at June 30, 2023, compared to $1.25 billion, or 90.3% of total deposits at September 30, 2022. Noninterest bearing demand accounts at June 30, 2023, were $280.7 million, down 3.2% from September 30, 2022. Interest bearing demand accounts declined 13.8% to $308.3 million. Money market accounts were $341.8 million at June 30, 2023, down 15.0% from September 30, 2022. Certificates of deposit increased $291.6 million or by 218.2% to $425.3 million at June 30, 2023, compared to September 30, 2022. Included in the certificates of deposit increase is an increase of $154.8 million in brokered certificates of deposit. Total borrowings increased to $400.0 million at June 30, 2023, from $230.8 million at September 30, 2022.

The Bank has increased its on-balance liquidity, consisting of cash, cash equivalents and available for sale debt securities with a fair value in excess of collateral obligations, in response to rising deposit volatility brought on by the increasing rates on deposits. The Bank maintains highly liquid sources of available unused borrowing capacity with the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Those sources totaled 24.2% of total assets at June 30, 2023.

The Bank maintained a strong capital position with a Tier 1 capital ratio of 10.34% at June 30, 2023, exceeding regulatory standards for a well-capitalized institution. Total stockholders’ equity increased $6.4 million to $218.7 million at June 30, 2023, from $212.3 million at September 30, 2022, primarily reflecting net income growth, offset in part by dividends paid to shareholders and other comprehensive losses. Tangible book value per share at June 30, 2023, was $19.68 compared to $19.12 at September 30, 2022, and $19.02 at June 30, 2022.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. The Company has total assets of $2.2 billion and has 21 community offices throughout the Lehigh Valley, Greater Pocono, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, the recent turmoil in the banking industry , credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual, quarterly and current reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2023	September 30, 2022
	(dollars in thousands)
ASSETS
Cash and due from banks	$58,533	$19,970
Interest-bearing deposits with other institutions	36,649	7,967

Total cash and cash equivalents	95,182	27,937
Investment securities available for sale, at fair value	287,983	208,647
Investment securities held to maturity, at amortized cost	53,570	57,285
Loans receivable (net of allowance for loan losses of $18,220 and $18,528)	1,611,066	1,435,783
Regulatory stock, at cost	18,773	14,393
Premises and equipment, net	13,031	13,126
Bank-owned life insurance	38,822	38,240
Foreclosed real estate	3,546	29
Intangible assets, net	139	281
Goodwill	13,801	13,801
Deferred income taxes	6,177	5,375
Derivative and hedging assets	19,154	24,481
Other assets	23,056	22,439

TOTAL ASSETS	$2,184,300	$1,861,817

LIABILITIES
Deposits	$1,525,477	$1,380,021
Short-term borrowings	399,989	230,810
Advances by borrowers for taxes and insurance	14,996	11,803
Derivative and hedging liabilities	7,949	9,176
Other liabilities	17,205	17,670

TOTAL LIABILITIES	1,965,616	1,649,480

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	182,526	182,173
Unallocated common stock held by the Employee Stock Ownership Plan (“ESOP”)	(6,123)	(6,462)
Retained earnings	148,693	139,139
Treasury stock, at cost	(99,410)	(99,800)
Accumulated other comprehensive loss	(7,183)	(2,894)

TOTAL STOCKHOLDERS’ EQUITY	218,684	212,337

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,184,300	$1,861,817

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable, including fees	$19,132	$13,615	$52,721	$40,464
Investment securities:
Taxable	2,161	1,542	6,348	3,722
Exempt from federal income tax	11	12	32	50
Other investment income	461	330	1,337	579

Total interest income	21,765	15,499	60,438	44,815

INTEREST EXPENSE
Deposits	4,915	506	10,733	2,045
Short-term borrowings	1,606	35	3,691	35

Total interest expense	6,521	541	14,424	2,080

NET INTEREST INCOME	15,244	14,958	46,014	42,735
Provision for loan losses	150	—	450	—

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	15,094	14,958	45,564	42,735

NONINTEREST INCOME
Service fees on deposit accounts	782	783	2,343	2,301
Services charges and fees on loans	288	571	985	1,399
Loan swap fees	—	58	138	207
Unrealized (loss) gains on equity securities	(1)	4	(4)	5
Trust and investment fees	426	386	1,231	1,232
Gain on sale of loans, net	39	—	97	239
Earnings on bank-owned life insurance	196	187	582	567
Insurance commissions	145	145	459	433
Other	64	12	92	43

Total noninterest income	1,939	2,146	5,923	6,426

NONINTEREST EXPENSE
Compensation and employee benefits	6,622	6,456	20,154	19,095
Occupancy and equipment	1,068	1,113	3,223	3,381
Professional fees	1,223	759	3,581	2,199
Data processing	1,296	1,207	3,697	3,538
Advertising	181	254	535	627
Federal Deposit Insurance Corporation (“FDIC”) premiums	380	148	748	432
Gain on foreclosed real estate	(1)	(60)	(4)	(180)
Amortization of intangible assets	47	59	142	191
Other	677	823	2,143	2,178

Total noninterest expense	11,493	10,759	34,219	31,461

Income before income taxes	5,540	6,345	17,268	17,700
Income taxes	1,144	1,306	3,321	3,456

NET INCOME	$4,396	$5,039	$13,947	$14,244

Earnings per share:
Basic	$0.45	$0.51	$1.44	$1.46
Diluted	$0.45	$0.51	$1.44	$1.46
Dividends per share	$0.15	$0.15	$0.45	$0.39

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2023	2022	2023	2022
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$2,012,804	$1,867,124	$1,950,672	$1,866,176
Total interest-earning assets	1,899,554	1,766,197	1,837,787	1,768,970
Total interest-bearing liabilities	1,495,520	1,334,134	1,431,090	1,349,640
Total stockholders’ equity	221,279	214,978	218,894	210,554
PER COMMON SHARE DATA:
Average shares outstanding - basic	9,734,708	9,788,244	9,716,593	9,776,108
Average shares outstanding - diluted	9,734,708	9,790,209	9,716,593	9,778,158
Book value shares	10,401,205	10,470,741	10,401,205	10,470,741
Net interest rate spread:	2.85%	3.36%	3.04%	3.17%
Net interest margin:	3.22%	3.40%	3.34%	3.22%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531